Exhibit 99.1

For immediate release	June 22, 2023

Crown Crafts Announces Financial Results for Fourth Quarter and Full Year Fiscal 2023

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported unaudited results for the fourth quarter and fiscal year 2023, which ended April 2, 2023.

Fourth Quarter Summary

●	Net sales of $21.6 million, compared to $25.7 million in the prior-year quarter

●	Net income of $828,000, or $0.08 per diluted share, compared to $2.4 million, or $0.24 per diluted share, in the prior-year quarter

●	Declared quarterly dividend of $0.08 per share of Series A common stock

●	Acquired Manhattan Group, LLC (“Manhattan Toy”) on March 17, 2023

Fiscal 2023 Summary

●	Net sales of $75.1 million, compared to $87.4 million in fiscal 2022

●	Gross margin of 26.4% of net sales, compared to 26.7% in the prior year

●	Net income of $5.7 million, or $0.56 per diluted share, compared to $9.9 million, or $0.98 per diluted share, in the prior year

“Our fiscal 2023 results reflect the multiple headwinds we faced throughout the year, including excess inventory levels related to the port delays that occurred at the end of fiscal 2022, inflationary pressures across our business and lower consumer spending trends, which resulted in reduced orders from customers. Despite these challenges, we minimized the impact on gross margins, reduced our marketing and administrative expenses and reported our thirteenth consecutive year of profitability,” said Olivia Elliott, President and Chief Executive Officer. “The acquisition of Manhattan Toy at the end of fiscal 2023 provides multiple opportunities to increase our top and bottom line in fiscal 2024, including better purchasing power, broader product offerings and greater distribution channels. Overall, we remain well-positioned to withstand the current macroeconomic environment thanks to our strong balance sheet and look forward to delivering sustained profitable growth.”

Fourth Quarter Fiscal 2023 Unaudited Results

Net sales for the fourth quarter of fiscal 2023 were $21.6 million, compared to $25.7 million in the prior-year quarter. Gross margin was 21.9% of net sales, compared to 25.0% in the fourth quarter of fiscal 2022. Marketing and administrative expenses were $3.8 million in the current year quarter, compared to $3.4 million a year ago. The current year quarter included approximately $358,000 in expenses related to the acquisition of Manhattan Toy. Net income was $828,000, or $0.08 per diluted share, compared to $2.4 million, or $0.24 per diluted share in the prior-year quarter.

Fiscal Year 2023 Unaudited Results

Net sales for fiscal 2023 were $75.1 million, compared to $87.4 million in fiscal 2022. Gross margin was 26.4% of net sales, compared to 26.7% in the prior year. Marketing and administrative expenses in the current year were $12.7 million compared to $13.0 million a year ago. Net income was $5.7 million, or $0.56 per diluted share, compared to $9.9 million, or $0.98 per diluted share in fiscal 2022.

The results for the fourth quarter and full year of fiscal 2022 included an additional week compared with the fourth quarter and full year of fiscal 2023.

Quarterly Cash Dividend

As announced on May 15, 2023, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 7, 2023 to stockholders of record at the close of business on June 16, 2023.

Conference Call

The Company will host a teleconference today at 10:00 a.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on September 22, 2023. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and enter replay access code 3562443.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its four wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc., Manhattan Group LLC, and Manhattan Toy Europe, Limited, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations:

Craig J. Demarest	Three Part Advisors
Vice President and Chief Financial Officer	Steven Hooser, Partner, or
cdemarest@crowncrafts.com	John Beisler, Senior Vice President
(225) 647-9118	(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	(Unaudited)		(Unaudited)
	13-Week	14-Week	52-Week	53-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	April 2, 2023	April 3, 2022	April 2, 2023	April 3, 2022
Net sales	$21,613	$25,686	$75,053	$87,360
Gross profit	4,723	6,414	19,828	23,308
Gross profit percentage	21.9%	25.0%	26.4%	26.7%
Marketing and administrative expenses	3,764	3,378	12,655	13,002
Income from operations	959	3,036	7,173	10,306
Gain on extinguishment of debt	-	-	-	1,985
Income before income tax expense	1,047	3,037	7,426	12,326
Income tax expense	219	602	1,776	2,408
Net income	828	2,435	5,650	9,918
Basic earnings per share	$0.08	$0.24	$0.56	$0.99
Diluted earnings per share	$0.08	$0.24	$0.56	$0.98

Weighted Average Shares Outstanding:
Basic	10,121	10,080	10,102	10,055
Diluted	10,136	10,103	10,120	10,084

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	(Unaudited)
	April 2, 2023	April 3, 2022
Cash and cash equivalents	$1,742	$1,598
Accounts receivable, net of allowances	22,808	23,226
Inventories	34,211	20,653
Total current assets	60,375	46,508
Operating lease right of use assets	17,305	2,423
Finite-lived intangible assets - net	3,473	2,654
Goodwill	7,912	7,125
Total assets	$90,972	$60,155

Total current liabilities	13,057	11,786
Long-term debt	12,674	-
Operating lease liabilities, noncurrent	14,889	809

Shareholders’ equity	49,214	45,801
Total liabilities and shareholders’ equity	$90,972	$60,155